NISOURCE INC.,
as successor to
New NiSource Inc.

to

JPMORGAN CHASE BANK,
as Trustee and as successor to
The Chase Manhattan Bank

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 1, 2004

To the
Indenture, dated as of November 1, 2000, as amended by
the First Supplemental Indenture, dated as of November 1, 2000, between the Company and the Trustee,
Providing for Issuance of Debt Securities

SECOND SUPPLEMENTAL INDENTURE

     SECOND SUPPLEMENTAL INDENTURE, dated as of November 1, 2004 (this “Second Supplemental Indenture”), between NiSource Inc. (successor to New NiSource Inc.), a Delaware corporation (the “Company”), and JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as trustee (the “Trustee”), under the Indenture dated as of November 1, 2000, between the Company and the Trustee (the “Indenture”), as amended by the First Supplemental Indenture dated as of November 1, 2000 (the “First Supplemental Indenture”). A term not defined in this Second Supplemental Indenture that is defined in the Indenture or the First Supplemental Indenture has the same meaning when used in this Second Supplemental Indenture.

     WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (collectively the “Securities,” and individually, a “Security”) to be issued in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

     WHEREAS, pursuant to the terms of the Indenture, the Company established a new series of Securities known as the Senior Debentures due 2006 (the “Debentures”), and the form and substance of such Debentures and their terms, provisions and conditions are set forth in the Indenture and the First Supplemental Indenture;

     WHEREAS, pursuant to the terms of the Indenture and the First Supplemental Indenture, the Company desires to modify certain provisions of the First Supplemental Indenture and the form of the Debentures in order to meet the requirements of the Depositary;

     WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects;

     NOW, THEREFORE, the Company covenants and agrees with the Trustee as follows:

ARTICLE I
Amendment of First Supplemental Indenture

     Section 1.1 Amendment to Section 2.1 of the First Supplemental Indenture. Section 2.1 of the First Supplemental Indenture is hereby amended and restated in its entirety as follows:

     “Section 2.1 Designation, Denomination and Principal Amount. There is hereby authorized a series of Securities designated as ‘Senior Debentures due 2006,’ limited in aggregate principal amount to $145,600,000, in the denomination of $1,000.”

     Section 1.2 Amendment to Section 3.1 of the First Supplemental Indenture. The last paragraph of Section 3.1 of the First Supplemental Indenture (such paragraph being the last paragraph on the form of reverse of Debenture) is hereby amended and restated in its entirety as follows:

     “The Debentures of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple of such amount. As provided in the Indenture and subject to certain limitations in this Debenture and in the Indenture set forth, Debentures of this series so issued are exchangeable for a like aggregate principal amount of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same.”

ARTICLE II
Miscellaneous

     Section 2.1. Ratification of Indenture. The Indenture, as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, is in all respects ratified and confirmed. This Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided in this Second Supplemental Indenture and the Indenture and the First Supplemental Indenture.

     Section 2.2. Trustee Not Responsible for Recitals. The recitals contained in this Second Supplemental Indenture are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness of such recitals. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

     Section 2.3. Governing Law. This Second Supplemental Indenture shall be deemed to be a contract made under the internal law of the State of New York and for all purposes shall be construed in accordance with the internal law of that State, without giving effect to any contrary conflict of laws or choice of law provisions of the law of the State of New York or any other jurisdiction.

     Section 2.4. Severability. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained in this Second Supplemental Indenture.

     Section 2.5. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed and attested on this Second Supplemental Indenture, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

NISOURCE INC.

By:

Name:
Title:
Attest:

Name: Gary W. Pottorff
Title: Secretary

JPMORGAN CHASE BANK, as Trustee

By:

Name:
Title:

[SEAL]

Attest:

Name:
Title: